EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of STRATA Skin Sciences, Inc. and Subsidiary on Amendment No. 1 to Form S-3 on Form S-1 (File No.’s 333-205797 and 333-226296) and Form S-8 (File No.’s 333-136183, 333-161286, 333-189119, 333-208397, 333-216712 and 333-226298) of our report dated March 25, 2021, with respect to our audits of the consolidated financial statements of STRATA Skin Sciences, Inc. and Subsidiary as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of STRATA Skin Sciences, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp
Philadelphia, Pennsylvania
March 25, 2021

E-23.1